UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2004

BRIDGE TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-24767	59-3065437
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12601 Monarch Street, Garden Grove, California 92841
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (714) 891-6508

N/A
(Former name or former address, if changed since last report.)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5 - Other Events

The Audit Committee and current Directors of Bridge Technology, Inc. have been reviewing the actions of certain former officers, directors and employees of the Company and determined that it was appropriate to file litigation against these parties in the pending United States Bankruptcy Court proceeding involving the Company (Case No. SA04-13988-JR). In its lawsuit, Bridge seeks recourse against these individuals for various actions taken that were detrimental to Bridge and need to be corrected in the best interest of shareholders. Of particular importance to the Audit Committee and current Directors, is the failure of the Company’s former CEO, James Djen, to adjust the purchase price of the CMS Technology, Ltd., Hong Kong as the result of a mandatory appraisal determined by the American Appraisal Company. The fair and reasonable price for CMS Technology, Ltd., Hong Kong was determined to be $5,640,000 and the Company paid for its 90% ownership, in a related party transaction, the price of $9,000,000 resulting in a $3,924,000 overpayment. The Company had previously reported on Form 10-KSB and Forms 10-QSB that the purchase price was approved subject to an independent appraisal. Reference is made to the Company’s 10-KSB for the year ended December 31, 2000, Footnote 11, subsequent events and the Form 10-QSB for the quarter ended June 30, 2000, Footnote 4, acquisition of CMS Technology, Ltd., Hong Kong and the Exhibit 10-G, CMS Technology, Ltd., Hong Kong acquisition agreement as amended, March 15, 2000.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIDGE TECHNOLOGY, INC.

By:
Date: July 27, 2004		/s/ John T. Gauthier

John T. Gauthier
Chairman & CEO

1	FORM 8K